Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No.1 to the registration statement on Form F-10 (No. 333-282924) of Platinum Group Metals Ltd. of our report dated November 21, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Platinum Group Metals Ltd., which appears in Exhibit 99.2 of Platinum Group Metals Ltd.'s Annual Report on Form 40-F for the year ended August 31, 2023. We also consent to the reference to us under the heading "Independent auditor" in this registration statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

November 13, 2024

PricewaterhouseCoopers LLP

250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, ca_vancouver_main_fax@pwc.com, www.pwc.com/ca

"PwC" refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.